Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Sutor Technology Group Limited and subsidiaries:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-161026) and Form S-8 (No. 333- 162144) of Sutor Technology Group Limited and subsidiaries of our report dated December 15, 2014, with respect to the consolidated balance sheets of Sutor Technology Group Limited and subsidiaries as of June 30, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended June 30, 2014, which appears in this Form 10-K.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

Beijing, China

December 15, 2014